Exhibit 10.5

Business Funding Agreement

THIS BUSINESS FUNDING AGREEMENT (this “Agreement”) is made effective as of October 7, 2024 (the “Effective Date”), by and between ASPIS CYBER TECHNOLOGIES, INC. (“Aspis”), a Delaware corporation and VERSUS SYSTEMS, INC., a British Columbia corporation (the “Company”). Aspis and the Company are herein referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, the Company’s common stock is traded on NASDAQ under the symbol VS (the “Common Stock”);

WHEREAS, ASPIS is a Cloud Based Mobile Endpoint Cyber Security Technology Company for Anti Tapping, Antihacking within the Government, Finance, Gaming and Social Media sectors and who wishes to utilized the Company’s Gamification, Engagement and QR Code Technology for Mobile Platforms (the “ASPIS”);

WHEREAS, plans to do business with the Company and has agreed its in the best interest of Aspis to assist the Company with the NASDAQ listing requirements (the “Listing Requirements”);

WHEREAS, the Company has disclosed to Aspis it must submit a plan to NASDAQ to be compliant with the Listing Requirements on or before October 7, 2024 (the “Plan”); and

WHEREAS, the Company plans to schedule an annual general meeting of shareholders (on or about December 15, 2024, purpose of which is to approve (i) the domestication of the Company from British Columbia to Delaware, (ii) the conversion of the Note (as defined below) into Common Stock, and (iii) anything else the Board desires to have the stockholders approve.

NOW THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby confirmed, the Parties agree as follows:

1. CONVERTIBLE LOAN. Aspis will deliver to the Company by wire transfer the Funding Amount as follows: (a) on or before October 9, 2024 (the date of the wire, the “Initial Funding Date”), Five Hundred Thousand U.S. Dollars (US$500,000.00) (the “Initial Funding Amount”), and (b) on or before November 15, 2024 (the “Second Funding Date”), the balance of Two Million U.S. Dollars (US$2,000,000.00) (the “Second Funding Amount”).

(a) Upon the Initial Funding, the Company will issue to Aspis a convertible promissory note in the form attached hereto as Exhibit A (the “Note”). The Note will be a Senior Note and will bear simple interest on the amounts funded at the rate of ten percent (10%) per annum until converted into equity or paid in cash at Aspis’ choice. On or about the Initial Funding Date, Aspis will deliver to the Company a subscription agreement in the form acceptable to the Company.

(b) Notwithstanding anything else in this Agreement to the contrary, if Nasdaq denies the Company’s plan to rectify its failure to meet Nasdaq’s continued listing requirement for stockholder equity (the “Plan”), then the amount due on the Second Funding Date will be suspended until the Plan is approved or the underlying deficiency is rectified.

2. CONVERSION. The amount of the Funding Amount actually funded will be convertible into Common Stock upon the occurrence of the Conditions Precedent. The Conditions Precedent include stockholder approval of: (a) the Company’s domestication to Delaware, and (b) the stockholder approval of the issuance of the underlying Common Stock. The Note will be convertible in its entirety at the greater of: (x) a prior 5-day VWAP of the Common Stock based on Initial Funding Date; or (z) US$1.16 per share of the Common Stock. Upon conversion, Aspis will also receive a five-year warrant to purchase one share of Common Stock for every two shares of Common Stock issued. The warrant will contain a cash exercise price of $4.00 per share.

3. ADDITIONAL LOAN. If NASDAQ determines for any reason that the Funding Amount is insufficient to meet the Company’s Stockholder Equity obligations and requires additional funding to meet the Company’s obligations (the “Additional Amount”), Aspis will have exclusive right and obligation to provide the Additional Amount on the same terms as the Funding Amount. If the Additional Amount is greater than US$500,000.00, Aspis will have the right, but not the obligation to fund the Additional Amount. Upon Aspis providing any Additional Amount, if the funding date of the Additional Amount is prior to conversion, the Note will be amended to reflect the change in the Funding Amount to include the Additional Amount. If the funding date of the Additional Amount is after the conversion, the Company will issue a new Note for the Additional Amount unless the Company’s outside security counsel opine that the Company can issue the relevant stock directly to Aspis without using the note/convert mechanism described herein.

4. CONFIDENTIALITY. Aspis and its employees, agents, designees, or representatives will not at any time or in any manner, either directly or indirectly, use for the personal benefit of Aspis divulge, disclose, or communicate in any manner, any information that is proprietary to the Company. Aspis and its employees, agents, designees, and representatives will protect such information and treat it as strictly confidential. This provision will remain in place indefinitely.

5. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the Parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Agreement. This Agreement supersedes any prior written or oral agreements between the Parties except for Section 4, Confidentiality, which recognizes that the Parties have a mutual NDA that remains in full force and effect.

6. SEVERABILITY. If any provision of this Agreement will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

7. AMENDMENT. This Agreement may only be modified or amended in a writing signed by the Parties.

8. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York. Any disputes will be settled under the governing laws of the State of New York, City of Manhattan.

9. NOTICE. Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one Party may have furnished to the other in writing.

10. ASSIGNMENT. Neither Party may assign or transfer this Agreement without the prior written consent of the non-assigning Party, which approval shall not be unreasonably withheld.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Business Funding Agreement as of the Effective Date.

VERSUS SYSTEMS, INC.

By:	/s/ Curtis Wolfe
Name:	Curtis Wolfe
Title:	Interim CEO

ASPIS CYBER TECHNOLOGIES, INC.

By:	/s/ Brian Giammarella
Name:	Brian Giammarella
Title:	Executive Vice President

EXHIBIT A

SENIOR CONVERTIBLE PROMISSORY NOTE

SENIOR CONVERTIBLE PROMISSORY NOTE

US$2,500,000.00	October 7, 2024

New York, NY

For value received VERSUS SYSTEMS, INC., a corporation formed pursuant to the laws of British Columbia (the “Company”), promises to pay to ASPIS CYBER TECHNOLOGIES, INC. (“Holder”) the principal sum of US$2,500,000.00 (assuming the full Funding Amount is provided, or the lesser amount if less is funded) (the “Loan Amount”), convertible into equity of the Company in the manner set forth below.

This senior convertible promissory note (the “Senior Note”) is a Senior Note issued pursuant to the terms of that certain Funding Agreement (the “Funding Agreement”) dated October 7, 2024 between the Company and the Holder. Capitalized terms used herein without definition shall have the meanings given to such terms in the Funding Agreement.

1. Interest Rate. The Loan shall bear interest at the rate of 10% per annum.

2. Conversion.

(a) Upon the completion of the Conditions Precedent, contained in the Funding Agreement, the Loan Amount plus, at Holder’s option, any accrued and unpaid interest will be automatically converted to Common Stock of the Company and the Warrants, as provided in the Funding Agreement.

(b) If the conversion of this Senior Note would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then purchase price value of one share of the class and series of shares into which this Note has converted by such fraction, unless such amount is less than ten dollars (US$10.00).

3. Maturity. Unless this Senior Note has been previously converted in accordance with the terms of Section 2 above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the first anniversary of the date first written above (the “Maturity Date”).

4. Expenses. In the event of any default hereunder, the Company shall pay all reasonable legal fees and court costs incurred by Holder in enforcing and collecting this Senior Note.

5. Default. In the event that the Event of Default in 5(a) occurs, the Loan Amount shall be no longer convertible and shall be due and payable on the Maturity Date. If any of the Events of Default in 5(b) through 5(e) occur, then this Senior Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) The Company fails to re-domesticate to Delaware permitting the conversion of this Senior Note as provided above;

(b) The Company shall default in its performance of any covenant under the Funding Agreement;

(c) If any act, matter, or thing is done toward the termination of, or any action or proceeding is launched or taken to terminate the corporate existence of the Company, whether by winding-up, surrender, of charter, or otherwise;

(d) The Company ceases to carry on its business, commits an act of bankruptcy, becomes insolvent, makes an assignment or bulk sale of its assets without the prior written approval of the Holder, or makes a proposal, compromise, or arrangement with or to its creditors; or

(e) If any execution, sequestration, seizure, distress, or other analogous process becomes enforceable or is enforced against the Company to take possession, custody or control of any property of the Company.

(f) Notwithstanding anything else to the contrary in this Section 5, if a default under 5(a) occurs, the Company will use its best efforts to refinance the Loan Amount and pay off the Snior Note with the proceeds to such financing.

(g) Senior Note: The Company shall not issue any new indebtedness which is senior in rank to the Senior Note while the Senior Note is outstanding.

(h) Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan in the United States, including any Liens granted by the Debtors to secure the Funding Agreement and the Senior Note or to effectuate the purpose of the Funding Agreement Transactions, shall not be taxed under any law imposing a stamp tax or other similar tax.

6. Use of Proceeds. The Company shall use the Loan Amount as follows:

(a) $1,200,000 will be held as reserves to meet the stockholder equity requirements of Nasdaq;

(b) $900,000 will be used for G&A and general corporate needs; and

(c) $400,000 will be used for legal and other expenses related to the shareholder meeting and due diligence for potential business combinations.

7. Waiver. The Company hereby waives demand, notice, presentment, protest, and notice of dishonor.

8. Governing Law. This Senior Note shall be governed by the laws of the State of New York and the federal laws applicable therein.

9. Modification; Waiver. Any term of this Senior Note may be amended or waived with the mutual written consent of the Company and the Holder.

10. Assignment. This Senior Note may not be transferred to anyone other than the successor in interest of the Holder and then only when the Holder presents the Senior Note to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company and an opinion of counsel, in form and substance acceptable by the Company, that the transfer meets all applicable laws and regulations. Thereupon, this Senior Note shall be reissued to, and registered in the name of, the transferee, or a new Senior Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Senior Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

VERSUS SYSTEMS, INC.

By:
Name:	Curtis Wolfe
Title:	Interim CEO